Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

OSTK - Q1 2013 Overstock.com, Inc. Earnings Conference Call

EVENT DATE/TIME: APRIL 18, 2013 / 03:30PM  GMT

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CORPORATE PARTICIPANTS

Jonathan Johnson Overstock.com

Robert Hughes Overstock.com - SVP, Finance and Risk Management

Patrick Byrne Overstock.com - Chairman and CEO

Dave Nielsen Overstock.com - Co-President

CONFERENCE CALL PARTICIPANTS

Nat Schindler BofA Merrill Lynch - Analyst

Ali Rafi IP Solutions - Analyst

PRESENTATION

Operator

Good morning. My name is Lori, and I will be your conference operator today. At this time I would like to welcome everyone to the Overstock.com first quarter 2013 earnings conference call. (Operator Instructions). I would now like to introduce today’s presenter Mr. Jonathan Johnson of Overstock.com. Please go ahead, sir.

Jonathan Johnson  - Overstock.com

Thank you, Lori. Good morning and welcome to our first quarter 2013 earnings conference call. Joining me today are Dr. Patrick Byrne, Chairman and CEO; Dave Nielsen, Co-President; Stormy Simon, Co-President; and Robert Hughes, Senior Vice President, Finance and Risk Management. I would just like to say we are so happy that Patrick is back from his medical leave of absence - hale and hearty and back in the captain’s chair. It is good that he is there.

I would also like to say that Dave and Stormy are able and capable to do the job of President better than I ever could, and having them both in that seat should leave investors assured. And Rob Hughes as our new CFO is capable having been with the Company for quite some time. So I think we have a good team in place.

To begin let me remind you, that the following discussion and our responses to your questions reflect management’s views as of today, April 18, 2013, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our potential results is included in the Form 10-K we filed on February 21, 2013. During this call, we will discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filing with the SEC each posted on our Investor Relation website contain additional disclosures regarding these measures, including reconciliation of these measures to the most comparable GAAP measures. Please review the Safe Harbor statement on slide two. With those legalities out of the way, I would like to turn the call over to Rob to highlight some of the financial results.

Robert Hughes  - Overstock.com - SVP, Finance and Risk Management

Thank you, Jonathan. Please turn to slide number 3 of the presentation. Q1 total net revenue was $312 million a 19% increase from last year. Q1 gross margin improved 80 basis points from last year to 18.9%, and gross profit dollars increased by 24% to $58.9 million. Q1 contribution was $40.2 million a 22% increase from last year, and contribution margin improved 30 basis points to 12.9%. Q1 technology and G&A expenses combined increased by 9% to $33.2 million. Net income for Q1 increased $5 million to $7.7 million or $0.32 per diluted share. Patrick, with that, let me turn the call over to you for the balance of the presentation.

Patrick Byrne  - Overstock.com - Chairman and CEO

Okay. Thank you very much, Mr. Hughes. I will go to page four - quarterly revenue growth. I will just point out that we have now been spinning up for 1, 2, 3, 4, 5 quarters. We are happy at 19%. We continue to accelerate, so we are happy. We think of the industry as being at 15% growth or even less, and in fact if you separate the pure plays, there are a couple that are well above that. Amazon is, of course, heavily weighted. But most of the pure plays are... Actually, if you go into Internet Retailer and you see their breakdown (which as I recall was where I saw it), you see most of the pure plays are single-digit growth. So we are very pleased with 19%, and that it is accelerating briskly.

Page five - quarterly gross profit growth 24%. Nothing else to say about that. Page six - you notice I have said over and over, our contribution, how I really think of our growth, is contribution dollar growth is what we are focused on here. All our thinking and economic analysis are around that. Contribution margin is up to 12.9% which is the high end of the range that I think is healthy.

Last I checked it is actually about the same as Amazon. They do some book keeping differently than we do, but when you take everything together basically the gross margin minus marketing and logistics cost in there I think they come out the same place. This is I think about as high as we want it to go. I think 12.0% to 12.9%, even is the right range or 12.5% to 12.9% in terms of healthy long term model.

Page seven - contribution growth running at 22%. Again that is what I really think of as the growth number. That is the number we are trying to drive. And that has been positive for over a year. Come out of the doldrums of Q4 2011, and I am really quite happy with 22%. I think that we might be able to do better than that. But I am quite happy at 22%. If we grew the contribution in this business 20% for years and we can easily manage our tech and G&A now such that we gush cash. That this is a very profitable business.

Even a 15% contribution growth is easy going forward if you stretch that out a few years and then you just model it. Assume about half of that sticks to our ribs and half gets eaten up in new expense over time, which I think is a reasonable goal, you see how quickly our earnings growth occurs.

Slide eight - we broke this out a little bit differently than last quarter. What you see as corporate expense is not sales and marketing but corporate expense is a combination of red and green bars. You see that where it is now at 16.7%, is about where it has been slightly higher than it was for a few quarters when we went through a large headcount reduction. But what is key is actually just looking at the red which is the G&A. That is really nicely in control. What we have done is swap dollars.

If you took non tech G&A dollars and move them into tech G&A dollars, you see what we have done, and I think that is really healthy. We have a very strong technology group now. We are able to innovate very quickly. We have all kinds of algorithms and things coming live which collectively make a large difference and is responsible for much of the improvement you are seeing. And what we really have gotten is a rhythm where we are innovating and developing things that improve the customer experience and it is paying off and stripping cost expense dollars out.

Slide nine - net income $7.7 million, that has basically been positive since the beginning of last year now, and we are very happy with that. Up from $2.7 million this time last year. I think people’s understanding of what the earnings potential of this Company are is quite different than what my understanding is, but, of course, time will tell. Free cash flow and cash flow from operations $48.7 million, $32 million. That is a healthy robust business, lots of cash flow.

Page 11, GAAP inventory turn at 44.6, of course, that is fantastic. 6.7 on just our direct business. I think we should be able to get better at that. I’m still not happy with that, but I am happy with the 44.6. GMROI, slide 12, 997%, that is our total gross margin return on invested capital. That is fantastic. Once again I would say our direct business can do better. But we are doing 18 points better than last year and we think we are going to be able to push this well above here.

Slide 13 - unique customers, basically the same as this quarter last year, but slide 14 new customers and CPA. Again I think this is quite healthy. It looks like we are spending a few dollars more per new customer; however, if you look at slide 15, you see that the average order size for us has grown in five, really in six, quarters from I think it was $110 or so in Q4 2011. Now has grown to $153 and up from $126 Q1 last year. That is great. We are getting the same number of customers. Yes, we are paying a little more for them, but they all much better customers.

And slide 16 - the gross profit per transaction you see is up 26%. So they are much more valuable customers who we have been acquiring now, and that is all crediting to our marketing department and our sourcing. Corporate employees have a 9% increase, which I think is healthy, about half our growth. And yet the truth is we have so many projects we can do. It is amazing. Every week some projects come out, and we can see that they are giving us a 1% lift, a 1.5% lift. It is just a matter of how many of them can we grind to the machine. If we are getting more tech employees, I love that.

Slide 18 - before I turn to questions, I just want to say first, thank you, Jonathan. I went through a medical situation last quarter as we announced. Jonathan did yeoman’s duty stepping in on about 12 hours notice, took over and ran things beautifully. And it has long been my plan anyway, but it made me see the time was really right to promote Jonathan to the Board. Now this is all subject to shareholder approval in a few weeks - that Jonathan should be nominated to the Board and actually be Executive Vice Chairman of the Board and manage much of the Board business for me. As well as the executive part means he is keeping a large number of executive duties within the Company. So the shareholders owe Jonathan a big round of applause for the last two months.

Stormy Simon and Dave Nielsen have stepped up as Co-Presidents to fill Jonathan’s shoes, and have already made me feel like I don’t know what I am needed for here. They are so large and in charge and have the different parts of the business that they run working together better than we have ever experienced. It is really a thrill. I came back expecting to have a lot of work piled up or something, and in fact I am wondering if I even have a job.

And lastly Rob Hughes has stepped up as CFO and has been doing exquisite book keeping for the last few years. He has been the solution not the problem. He inherited some small problems, but has been a great solution in keeping our books drum tight. And he is going to make a great CFO. So with those points let us turn this over to questions.

Jonathan Johnson  - Overstock.com

Patrick, we have one question which has been e-mailed in by a shareholder, so before we open the phone line, let me read this question and we can give it an answer. This is from a new investor. It says, why does our stock have lower revenue in the second quarter than in the first while Amazon has higher revenue in the second than in the first?

Patrick Byrne  - Overstock.com - Chairman and CEO

That is a great question. Great question. I’m going to pop that over to Dave. Dave runs all our sourcing and marketing. Why don’t you take that and explain, Dave.

Dave Nielsen  - Overstock.com - Co-President

Thank you, Patrick. In the first quarter the promotional schedule, when you look at Presidents Day and some of those home events, as well as Valentine’s Day, in our home and jewelry business we have a lot of different promotional opportunities there. It is great promotional time for our customer base. As our mix shift continues to move into those areas we continue to grow. So it is a good solid quarter for us and has been for many years.

Patrick Byrne  - Overstock.com - Chairman and CEO

Good. It really has been like this for most of our history. Other than when we were growing 100% rates. It has just been like this; the first quarter is big, the second quarter is a step down, third quarter goes back to being pretty much like the first quarter, and then we get a nice big increase in the fourth. But it is observant of that new investor to catch that.

Jonathan Johnson  - Overstock.com

Thanks, Patrick. Lori, with that, can you open the line up for questions from those who have called in.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Nat Schindler of Bank of America Merrill Lynch.

Nat Schindler  - BofA Merrill Lynch - Analyst

Hi guys. One, a big congratulations, and two, I am going to ask a question that is going to seem a little softball, because quite frankly everything really worked. But my question is what specifically worked? Was there any particular categories that were very successful, or was there any particular marketing programs that were new that really caused this pretty substantial increase in revenue growth relative to a pretty minor increase in marketing spend as a percentage of revenue on a year-over-year basis?

Patrick Byrne  - Overstock.com - Chairman and CEO

I’m going to start off with the answer. I would love to say it was because we really figured out the shoe business or something, but it isn’t. We have just gotten all the bolts tightened down so nicely throughout the system. I thought we were here since about Q3 2008. I thought we were about to gush a river of profits. Of course Q4 of 2008 took a very bad turn for us.

We started coming back. 2009 we made money, 2010 we made more money, 2011 I screwed up in my O.co decision. But we bounced back in 2012 from not even a standing start... from ending 2011 on a really, really sour note. So to me there is this... if you look at sort of the platonic ideal of our earnings history you can see from 2008 we were kind of at this point, but we kept on having stumbles that were my fault. But the underlying business was getting stronger.

And now we have really the big difference is we have all the right people in place. We have all the right executives, all the right senior executives, all the right junior executives. I do not see a flat spot on the wheel. We have fantastic information, so there is no one thing that was a big home run. It is just we are working together better than ever and the different parts of our business are working together so well. We built a lot of the Enterprise 2.0 systems, which are collaborative systems inside the enterprise which have been very successful for us.

Nat Schindler  - BofA Merrill Lynch - Analyst

That actually brings up the next question actually. You really saw a big step up in technology spend starting in the fourth quarter. This quarter is was down a little bit from last quarter, but still a lot more than it had been through most of last year. And I also see you spent a reasonably large amount in PP&E, which are I assume are largely computer systems I am guessing. What are you doing there that has helped the rest of your business so much, and obviously it is working even though you are spending more you are dropping it to the bottom line?

Jonathan Johnson  - Overstock.com

Patrick, do you mind if I jump in real quickly?

Patrick Byrne  - Overstock.com - Chairman and CEO

Please do.

Jonathan Johnson  - Overstock.com

I think part of what we have going on, Nat, is where our systems gather so much information and we are able to mine that data to market more efficiently, to market what people want. So some of that spending is just to improve the systems and that helps us market better. I would also say that any time we grow in the fourth quarter our first quarter tends to have a nice tailwind to it. So the fact that last year’s fourth quarter was back on an upswing, I think lead to the blocking and tackling of the first quarter paying off better than usual. Patrick?

Patrick Byrne  - Overstock.com - Chairman and CEO

I would agree with that. I will also turn it over to Dave to whom Marketing now reports. I will mention we have found arbitrages. Now that we have really good information better than we have ever had. I would say in the past really we have been spending a lot of time building the systems, but they were still at the point where they spit out reports and people looked at the reports and tried to make decisions, but now so much of it has become real time... Big data driving it almost without human intervention all kinds of things. Having closed that loop is a big part of this as is just the data has gotten so good we are finding arbitrages in the system, maybe not like we found ten years ago, where you could find these big gaping holes of things being mispriced out there in advertising. But we are back finding there are things mispriced and we are back finding them. Dave?

Dave Nielsen  - Overstock.com - Co-President

I would call out also, Patrick, Saum Noursalehi who has come on as our new Senior Vice President of Marketing. His approach is fantastic with probing and testing and taking all of this big data and developing some of these strategies to be able to speak directly to our customers and their individual tastes. Go ahead, Patrick.

Patrick Byrne  - Overstock.com - Chairman and CEO

No go ahead finish. I am sorry. I thought you were done.

Dave Nielsen  – Overstock.com - Co-President

He has brought yet another element. So as Jonathan said, the blocking and tackling and promotional cadence has been very good, but it’s nice to have that addition of technology and innovation.

Patrick Byrne  - Overstock.com - Chairman and CEO

I mentioned, last year I mentioned publicly, probably nine months ago, we started a group called O Labs. Stephen Tryon, Colonel Stephen Tryon, my great friend, built it, and it was really just what it sounded like. Saum was a developer, actually a java coder, and then a director of development. Then he came into O Labs and got a lot of things done under Stephen Tryon, so it was kind of a strange move some thought to move him into SVP of Marketing. But as to Dave’s point it has brought just what we have been looking for, a real... A guy who is still open to the soft stuff but is able to conceive and implement the tech solutions. Okay. Next question.

Nat Schindler  - BofA Merrill Lynch - Analyst

One last one if I can jump right in on that a final question on gross margins. You seem to be very, you found your sweet spot on the gross margins on your partner revenue, so I think your take rate you have stabilized there and it looks nice at these levels. You continue to bounce around on your direct business. I know it is a small part of your business now just 13% of revenue, but where should that settle? Where do you think, I know it has seasonal fluctuations that is why I am looking at it on a year-over-year basis, but it looks up quite a bit this year, year-over-year. Is this a new level or was that something particular to the quarter?

Patrick Byrne  - Overstock.com - Chairman and CEO

I will start and then Rob if you want to jump in or Dave. First of all — and Nat you get into the details quickly in 30 minutes after release you figured this out. One thing that is happening is because of the better information we are not making the mistakes at least as large mistakes as we used to. But another big thing that is happening we are stripping out expense dollars and supply chain dollars with information.

We know that your friends at Amazon have said they are going to make or they are making capital their moat. They are putting in all these warehouses and they think that is going to be the moat around their business that nobody can get over. We think we can substitute information for capital. So we are doing things like we opened this return facility in Hebron, Kentucky, and it took the entire process. So if two-thirds of the people are east of the Mississippi and their goods now go to Hebron, Kentucky, it took 2.7 days out of the average return or 3.7 days, I forget.

Dave Nielsen  - Overstock.com - Co-President

Over 3.

Patrick Byrne  - Overstock.com - Chairman and CEO

Over 3. You do that. They handle it very efficiently. It means that for the 70% or 75% we are able to save out of what comes back and reship. We can now ship that back when somebody in New York returns something and we accept it and make sure it is packaged out okay somebody in Florida orders it we can just send it from the Kentucky facility. So it saves time on that side, so on the return and send again. In addition by saving those things you have less of a window where customer can call and say “where is my return process or something” and every call you receive is worth some number of dollars.

I think over the next 18 months we have some extraordinary things coming over the supply chain. I do think we have had sort of a 4 or 5 year history of every year shaving out I do not know how many basis points. I would not be surprised if over five year we have shaved out about 400 basis points out of the our supply chain cost, that is a estimate. Rob, would you like to correct me?

Robert Hughes  - Overstock.com - SVP, Finance and Risk Management

I would comment on maybe just one other factor there that we have talked about before. The other thing that is going on in the direct business is we have nearly moved out of the direct apparel business and moved that into the partner business, and are doing more home and garden in the direct business because it is more profitable for us. I would also say I sit in the weekly meetings with Dave and the merchandising team and they are very disciplined about where they buy inventory. They monitor relentlessly every week with the buying team, and are very, very disciplined about where we spend dollars on inventory.

Patrick Byrne  - Overstock.com - Chairman and CEO

Actually Dave joined as a VP of General Merchandise manager four years ago and then became SVP is now President, but all of this is under his belt. Go ahead Dave.

Dave Nielsen  - Overstock.com - Co-President

I would just add, Nat, that shift Rob just talked about. We actually carry more product in that category of apparel on our site today than we did before. We just shifted the model a little bit. And that is a business, as the Internet and direct to consumer grow, which is our model, it fits more into our wheelhouse. Less apparel comes into our own warehouse but is directly shipped right out of the brand’s warehouses directly to the customer.

Patrick Byrne  - Overstock.com - Chairman and CEO

We have great partners. And things we can buy, we still want to buy. But we see ourselves in a symbiotic relationship with our partners. We give them a lot of information to make them smarter, and if they can be smarter than we are, nothing would make me happier. Nat, you are a great analyst, and thanks for following us. I know you have followed us through dark days and good days. Do you have any other questions?

Nat Schindler  - BofA Merrill Lynch - Analyst

Just finally on that direct business what percentage of that revenue now it has gotten so small you obviously are not taking a ton of going out finding your own stuff and selling it. I know you do resale to returns that come from your partners as part of your service for partners. How much of that is reselling returns?

Patrick Byrne  - Overstock.com - Chairman and CEO

Good question. Only of the 13 it is probably about 3% or 4%, maybe 2% or 3%.

Nat Schindler  - BofA Merrill Lynch - Analyst

Okay. Great. Thank you very much.

Jonathan Johnson  - Overstock.com

Thank you, Nat. Lori, other questions?

Operator

(Operator Instructions). Your next question comes from the line of Ali Rafi of IP Solutions.

Ali Rafi  - IP Solutions - Analyst

Hi, guys. Good morning, guys and congratulation on your outstanding quarter. I had just one question. There are a lot of analysts out there obviously compare you guys to Amazon and eBay, and they say eBay and Amazon have plans to increase their revenue within next few years, and there are not that many plans out there for you guys. Is there any way you could enlighten us on what is in your agenda in order for you to increase your revenue pretty much?

Patrick Byrne  - Overstock.com - Chairman and CEO

Yes, very good, fair question. We think that this kind of growth rate or even more may be a new normal for us until there is some exogenous shock. When there is a recession or something we get affected like everybody else. This is not a blip. This is not because we had a bad Q1 last year or something like that. This is really just a culmination of... The fly wheel is spinning up. We have the fly wheel spinning in the right direction and everything we add now is just another push on that fly wheel.

So we do have a lot of plans for increasing growth. Some of them are outside — a small number of them are outside of what we are doing now, but most of them are just doing what we are doing now better and better, and we see lots of way to keep doing it better. And we see new product lines to go into. You will see in the second quarter we are going to start doing some things internationally and we are going about international in a different way than other people. So you put all that together I think there are lots of opportunities for growth. Dave, you want to add to that?

Dave Nielsen  - Overstock.com - Co-President

I think the international piece for us is definitively something that is a big future for us and we are excited with what is coming.

Patrick Byrne  - Overstock.com - Chairman and CEO

At most pure plays or the big pure plays basically half their business is domestic and half foreign. In our case it is about I think 98% and 2%, so if we were able to get to just the same ratio as the other pure plays that would essentially double the business. Jonathan, do you want to add to that?

Jonathan Johnson  - Overstock.com

No, I think that is a full discussion of it. Ali, thank you for the question.

Ali Rafi  - IP Solutions - Analyst

Thank you.

Patrick Byrne  - Overstock.com - Chairman and CEO

If you have any more, Ali, feel free. Any other questions? Ali?

Ali Rafi  - IP Solutions - Analyst

No, I am good thanks. Thank you. Thanks for your help.

Jonathan Johnson  - Overstock.com

Lori?

Operator

At this time there are no further questions. I will now return the call to management for any closing remarks.

Jonathan Johnson  - Overstock.com

Patrick, do you want to say anything?

Patrick Byrne  - Overstock.com - Chairman and CEO

You go first.

Jonathan Johnson  - Overstock.com

I just want to thank our shareholders for sticking with us through thick and thin. We feel like the business is running well, we have a good management team and ready to get back to working hard in Q2.

Patrick Byrne  - Overstock.com - Chairman and CEO

I would add to that, yes, you have seen us through 7 fat years and 7 lean years roughly, and I think 7 fat years from here on out would be a very profitable 7 years, so okay. Rob, do you have anything you want to add?

Robert Hughes  - Overstock.com - SVP, Finance and Risk Management

I would just add that in the near future we will be filing our 10-Q and encourage everybody to read that as well.

Patrick Byrne  - Overstock.com - Chairman and CEO

There is an extensive management discussion in the 10-Q, including a lot of stuff about the CEO. So thanks to all our shareholders for sticking with us so long, and we hope you see your trust is beginning to pay off.

Jonathan Johnson  - Overstock.com

Thanks, Lori. You can turn the call off.

Operator

Thank you all for participating in the Overstock.com first quarter 2013 earnings conference call. You may now disconnect.

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